PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Amended Offering Circular dated September ----, 2025

Amendment No 4

This Amendment No. 4 amends the Offering Statement filed on August 5, 2024 pursuant to Regulation A relating to these securities which has been previously filed with the Securities and Exchange Commission. Information contained in this Amended Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Amended Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

SADDLE RANCH MEDIA, INC.

$450,000

3,000,000,000 SHARES OF COMMON STOCK

$0.00015 PER SHARE

This is the public offering of securities of Saddle Ranch Media, Inc., a Utah corporation. We are offering 3,000,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $.00015 per share (the “Offered Shares”) by the Company. This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 50,000,000 Offered Shares ($7,500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

This Offering Circular uses the Offering Circular format.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made. Our President, Max Chin Li holds 2,000,000 Series B Preferred stock, which constitutes 66.67% of total issued and outstanding Series B Preferred stock. Each share of Series B Preferred Stock entitles the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders. Therefore Mr. Li’s holding provides him with a controlling voting interest both before and after the completion of this offering. Accordingly, with a total of 14,269,651,015 issued and outstanding common shares at June 30, 2025 Mr. Li’s voting ability is 66.67% of 80% of 14,269,651.015, or 7,610,480,541 votes representing approximately 53.3% of total shareholder voting capacity. If this offering is fully subscribed, the Company’s total issued and outstanding common shares would increase to 17,269,651,015 and Mr. Li’s voting ability would increase to 66.67% of 17,269,651,015 or 9,210,480,541 votes representing the same percentage of approximately 53.3% of the total shareholder voting capacity. The Company’s shareholders vote separately and not as a class.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”).

Our Common Stock is traded in the OTC Markets Pink Open Market under the stock symbol “SRMX.”.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.00015	$450,000.00
Underwriting Discounts and Commissions (3)	0.000	0.00
Proceeds to Company	$0.00015	$450,000.00

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, will be approximately $10,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.00015 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is August____, 2025

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Saddle Ranch Media”, “SRMX”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Saddle Ranch Media, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

 SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

The Company, sometimes referred to herein as “we,” “us,” “our,” and the “Company” and/or “Saddle Ranch Media” was incorporated in the State of Utah on October 7, 1988. Our fiscal year-end date is December 31.

Saddle Ranch Media, Inc. offices are located at 19200 Von Karman Blvd, Ste 425, Irvine, CA 92612. Our telephone number is 949-212-1898 and our Email address is Max.li@tricascadeinc.com.

We are focused to become a world-class global *Internet of Things (“IoT”) multi-divisional telecommunications technology company with four operating divisions: (1) Cloud Managed Services, (2) LTE and IoT Telecom connectivity, (3) Smart home based data transmission devices and (4) Cellular and WiFi connectivity devices, such as the VOS5G Dongle and the GX500G Modem (see www.tricascade.com)

(*Internet of Things is defined as: The interconnection via the internet of computing devices embedded in everyday objects, enabling them to send and receive data, usually through the Cloud).

The Company’s capital structure consist of the following:

Preferred stock: 25,000,000 authorized, no par value, of which 1,000,000 has been designated Series A Preferred and 3,000,000 has been designated as Series B Preferred

No Series A Preferred has is issued and outstanding

3,000,000 issued and outstanding Series B Preferred see below)

Common stock: 17,500,000,000 authorized, $0.0001 par value

14,269,651,015 issued and outstanding prior to this offering.

Shareholders vote separately and not as a class.

In the event that this entire offering of 3,000,000,000 common shares is subscribed to, the Company’s total issued and outstanding common shares would increase to 17,269,651,015. See Page 27 for the potential dilution effect at certain levels of this offering.

Our President, Max Chin Li holds 2,000,000 Series B Preferred stock, which constitutes 66.67% of total issued and outstanding Series B Preferred stock. The Company’s Series B Preferred stock carries voting rights equal to 80% of any matters requiring a shareholder vote and therefore Mr. Li’s holding provides him with a controlling voting interest both before and after the completion of this offering, including the controlling vote over the election of directors, amendment of governing documents and approval of major corporate transactions. Accordingly, with a total of 14,269,651,015 issued and outstanding common shares at June 30, 2025 Mr. Li’s voting ability is 66.67% of 80% of 14,269,651.015, or 7,610,480,541 votes representing approximately 53.3% of total shareholder voting capacity. If this offering is fully subscribed, the Company’s total issued and outstanding common shares would increase to 17,269,651,015 and Mr. Li’s voting ability would increase to 66.67% of 17,269,651,015 or 9,210,480,541 votes representing the same percentage of approximately 53.3% of the total shareholder voting capacity.

History

The Company was originally formed in the State of Utah on October 7, 1988, as Port City Corporation.

In October 1990, the name of the Company was changed to Interline Resources Corporation (“Interline”) which operated in the oil and gas industry in east-central Wyoming and eastern Utah. On October 15, 2009, Interline filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

On November 20, 2014, the Company changed its corporate name to Automated-X, Inc. when the company entered the video kiosk distribution business through QUICKflickUSA, Inc. On August 15, 2015, the Company entered into a Securities Exchange and Acquisition Agreement with Saddle Ranch Pictures, Inc. (“SRPI”) wherein the Company acquired SRPI in a cashless exchange of stock. Prior to closing the SRPI acquisition, the Company approved the transfer of 100% of its ownership in its wholly-owned subsidiary, QUICKflickUSA, Inc., to two of the Company’s major shareholders.

The name of the Company was changed with the state of Utah on September 9, 2015 from Automated-X, Inc. to Saddle Ranch Media, Inc. The Company’s trading symbol was also changed with FINRA from “AUTX” to “SRMX” effective October 6, 2015. On February 28, 2017 Philip M. Cohen resigned as Chairman and CEO, and in consideration for the Spin-Out of both Saddle Ranch Pictures, Inc and certain digital programming assets representing the “African American Medical Network” to Mr. Cohen, he surrendered 40,000,000 common shares back to the Company’s Treasury. Also, on February 28, 2017, Mr. Cohen sold his holding of 1,000,000 “super voting” Series B preferred shares in a private transaction to The Shamrock Investment Trust, which is in turn controlled by Nadine Peabody, sole trustee.

The Company closed on the acquisition of Tri Cascade, Inc. as of April 1, 2017 through a cashless exchange of stock. Since that date the Company’s subsidiary, Tri Cascade, Inc., has continued its develop in IoT (“Internet of Things”) technology. Tri Cascade Inc. was originally founded in May 2010 in California with an R&D and production team located in Taipei, Taiwan. Its focus was initially on the convergence of an intelligent energy efficiency eco-system with emerging digital energy home networking technologies. It has since pivoted to focus on the development and marketing of cellular connectivity products (as an alternative to less secure WiFi products) targeted for both the B2B and the B2C marketplace. Tri Cascade Inc. has established strong strategic relationships to advance the manufacture and distribution of its cellular products. With Microsoft as a key technology supplier, Tri Cascade has a proven history of creating innovative and cutting-edge products. Building on this knowledge base, Tri Cascade has developed and filed certain trademarks on various customized technological advancements and user interfaces (UI’s) utilizing Microsoft Azure’s Cloud computing system. (*see page 50 for list of trademarks).

Tri Cascade can provide turnkey services and refer competitively priced connectivity data plans available from T-Mobile to its retail customers and/or IoT business customers through IoT onboarding, SIM activation and data transmission, IoT Cloud platform design, device integration, with the added potential of providing certain manufacturing services with innovative manufacturers based in Taiwan. Tri Cascade operates side-by-side with B2B sales teams, providing hands-on services to its business customers, and expediting the design and integration IoT platform development, as its new, future, and on-going NB IoT business operation.

Tri Cascade, Inc., provides leading-edge NB IoT to 5G solutions and innovation, through its various IoT devices and ONENET B2B IoT Onboarding Platform – certified by Microsoft IoT Sphere under Microsoft’s Azure IoT Hub – for business and infrastructure IoT operations. Tri Cascade’s Management Team has extensive years of innovation experience in Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey IoT business solution for our business customers and has added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is to provide the Smart way of managing indoor and outdoor connectivity through the cellular transmission, integration, monitoring and reaction to/from data management utilizing NB IoT technology.

The challenge that Tri Cascade faces is to keep ahead of the ever expanding and updating of technology with its limited capital resources. To achieve this, Tri Cascade has closed deals to establish multiple relationships with key nationwide connectivity Providers in order to offer the most price competitive, complete solutions and best in class service. Building on the certification of the Tritom GX500g Modem and the VOS 5G Dongle, Tri Cascade has established a relationship with T-Mobile in the IoT connectivity space to achieve a range of flexibility and plan options to offer Tri Cascade customers the right solution.

It takes several years to develop/invent new cellular connectivity products, have them fully tested and certified, manufactured, marketed, and distributed/fulfilled to the relevant customer. All development costs, engineering and design cost and marketing/distribution expenses are expensed as and when incurred, together with related operating costs. Accordingly, Tri Cascade’s financial results will reflect operating losses and negative cash until Tri Cascade’s products are successfully brought to market. Management anticipates that, when they are brought to market, substantial revenues and cash flow will be generated once consumer awareness arises. Presently, Tri Cascade is selling its VOS 5G Dongle directly to individual B2C consumers through online sales on Amazon. However, Tri Cascade recognizes that the most lucrative revenue opportunity lies in the larger B2B marketplace, which Tri Cascade is presently exploring with major technology businesses. To continue its operations, Tri Cascade is being funded by a leading Taiwanese third-party investor (Wen Shone-Shiau) on an as needed basis via short-term bridge loans, (see pages 52 and 61 “Current Liabilities” for amounts) supplemented by its parent company, Saddle Ranch Media, Inc through periodic Regulation A equity offerings.

On December 21, 2017 the Company increased its authorized share capital from 500,000,000 common shares to 2,500,000,000 common shares. (There was no change to the 25,000,000 authorized preferred shares). Then on December 29, 2017 the Board of Directors approved an Amendment to the Company’s Articles of Incorporation whereby the par value of the Company’s common stock was reduced from $0.005 to $0.0001.

On April 20, 2018 through an amendment to its Articles of Incorporation the Company increased its authorized share capital from 2,500,000,000 common shares to 5,000,000,000 common shares (There was no change to the 25,000,000 authorized preferred shares) and on November 23, 2018 through an amendment to its Articles of Incorporation the Company further increased its authorized share capital from 5,000,000,000 common shares to 7,500,000,000 common shares. (Again, there was no change to the 25,000,000 authorized preferred shares). On September 3, 2019 through an amendment to its Articles of Incorporation the Company further increased its authorized share capital from 7,500,000,000 common shares to 15,000,000,000 common shares. (Again, there was no change to the 25,000,000 authorized preferred shares). Effective July 8, 2024 the Company additionally increased its authorized share capital from 15,000,000,000 common shares to 17,500,000,000 common shares (with no additional increase to its authorized preferred shares).

Commencing 2022, Tri Cascade engaged Lighthouse Marketing, based in the Chicago area, on a month-to-month basis to act as its national sales and marketing agency. Lighthouse is a 360 full service agency that has the resources and experience to handle major sales order and marketing transactions with such retail giants as Home Depot, Best Buy, Loews, etc. Tri Cascade has also added a Teal Communications’ data plan to its data service offering to support the sale of its VOS 5G dongle.

In October, 2022 Tri Cascade, Inc announced the launching of its VOS 5G dongle, the first of its kind in the U.S. 5G USB device, with no Wi-Fi necessary, that keeps you connected to the internet when and where you need to be — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. The device is being marketed for online sale directly to consumers primarily through Amazon and Walmart.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTC Markets Pink Sheets under the symbol “SRMX”.

THE OFFERING

Issuer:	Saddle Ranch Media, Inc.

Securities offered:	A maximum of 3,000,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $0.00015 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	14,269,651,015 issued and outstanding as of June 30, 2025, (not including 450,000 common shares which may be issued upon conversion of Series B Preferred stock (see page 40) or may be issued upon exercise of executive stock options totaling 650,000,000 common shares (see page 62).

Number of shares of Common Stock to be outstanding after the offering	17,269,651,015 shares, if the maximum amount of Offered Shares are sold and, on a fully diluted basis, 17,920,101,015 shares if all of the executive stock options are exercised and if all of the Series B Preferred stock is converted to common shares. Shareholders vote separately and no as a class.

Price per share:	$0.00015

Maximum offering amount:	3,000,000,000 shares at $0.00015 per share, or $450,000 (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Sheets division under the symbol “SRMX.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $440,000. We will use these net proceeds for product design and development, product inventory for resell, marketing and advertising and for additional working capital to support corporate operating expenses.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including immediate and substantial dilution. There is a limited market for our stock. See “Risk Factors.”

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for development stage companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There is doubt about our ability to continue as a going concern.

The Company is a development stage enterprise, developing various cellular telecommunication devices such as modems, routers and dongles and first began to sell its products in 2023 through online retail sources such as Amazon and Walmart The Company had revenues of $32,432 for the 6 months ended June 30, 2025 and revenues of $235,309 for the 12 months ended December 31, 2024, and incurred a net loss of $1,567,620 for the 12 months ended December 31, 2024 and a net loss of $649,140 for the 6 months ended June 30, 2025. In addition, the Company has a shareholders’ deficit of $2,999,661 for the period since inception through June 30, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during this current year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the substantial increase of revenues, with interim cash flow deficiencies being addressed through additional equity and/or short-term debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with the accuracy of its accounting practices, we are not required to have our financials audited by an auditor certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. Our accounting staff may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although management of Saddle Ranch Media, Inc. has experience in operating small companies, current management has not had to manage expansion while being a public company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to generate significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the IoT field have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Max Chin Li and Alan Bailey. We have employment agreements in place with these key employees. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of the Internet of Things or other related technologies. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors, such as Honeywell, Wyze and Qlsys, have greater financial and other resources, have been in business longer, have greater name recognition and are better established in retail markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in competition or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers, could adversely affect our business.

Our President, Mr. Max Chin Li, owns a controlling voting interest on matters involving a shareholder vote.

Our President, Max Chin Li holds 2,000,000 Series B Preferred stock, which constitutes 66.67% of total issued and outstanding Series B Preferred stock. Each share of Series B Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless of the foregoing, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.

Mr. Li’s holding therefore provides him with a controlling voting interest both before and after the completion of this offering. Accordingly, with a total of 14,269,651,015 issued and outstanding common shares at June 30, 2025 Mr..Li’s voting ability is 66.67% of 80% of 14,269,651.015, or 7,610,480,541 votes representing approximately 53.3% of total shareholder voting capacity. If this offering is fully subscribed, the Company’s total issued and outstanding common shares would increase to 17,269,651,015 and Mr.Li’s voting ability would increase to 66.67% of 17,269,651,015 or 9,210,480,541 votes representing the same percentage of approximately 53.3% of the total shareholder voting capacity.

While Mr. Li is very respectful and fully aware of potential conflicts of interest which his controlling interest may infer, the exercise of any business decision by Mr. Li may contain the appearance of a conflict of interest. Management believes however that such a risk is unlikely given that Mr. Li has a the acknowledged the Company’s Conflict of Interest Policy.

There may be certain dilution events to common stock which may result in an unfavorable impact to the trading price of the Company’s common stock and a potential dilutive effect to existing holders of common stock.

The Company’s 3,000,000 Series B Preferred Stock (including 2,000,000 Series B Preferred owned by our President) carries certain convertible rights to common stock. Each share of Series B Preferred Stock shall be convertible at $0.001 per share (the ’’Series B Preferred’’), at any time, and/or from time to time, into the number of shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the price of the Series B Preferred Stock:, divided by the par value  of the Series B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”).The holders of the Preferred Stock however have not indicated any intent to convert to common shares since to do so would significantly reduce their number of votes at any shareholders meeting, but that right nevertheless exits, The Company’s common stock has been trading at between $0.0001 and $0.0002 per common share for several years For example, assuming an average price per share of Series B Preferred Stock of $0.00015 per share, and a par value of $0.0001 per share for Series B Preferred, each share of Series B Preferred Stock could be convertible into 0.15 shares of Common Stock so that the entire issuance of 3,000,000 Series B Preferred Stock would convert to 450,000 common shares. In the event that the common stock trading price increases substantially and the holders of the Preferred Stock do exercise this conversion option and there are insufficient unissued authorized common shares to accommodate such conversion, then the Company would approve a Director’s Resolution to increase its authorized common shares to accommodate any such conversion. In addition, there are certain outstanding stock options which, if exercised, would have a dilutive effect. The Company’s Board of Directors approved the issuance of stock options to key employees on a total of 500,000,000 common shares, exercisable at $0.0005 per share, of which 200,000,000 common shares are exercisable after March 15, 2025 and 300,000,000 common shares are exercisable after May 26, 2025. In addition, the Company approved a stock option to Wen-Shone Shiau (the main lender of short-term loans to the Company) of 150,000,000 common shares exercisable at $0.0002 per share at any time after April 1, 2025 until its expiration on March 31,2027. While the Company has not received to date any indication that any of the Preferred stockholders wish to convert their holdings to common shares or that any of the outstanding stock options will be exercised, those conversion rights and stock options are nonetheless outstanding at the date of this Offering.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We have never paid dividends and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 17,500,000,000 shares of common stock. We have issued as of June 30, 2025, 14,269,651,015 shares of common stock. In addition, we are authorized under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

Because directors and officers currently and for the foreseeable future will continue to control the Company, it is not likely that you will be able to elect directors or have any say in the policies of Saddle Ranch Media, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Saddle Ranch Media, Inc. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our proposed business and the effects upon us assuming we obtain financing in a sufficient amount.

A loss of confidence in our operating systems, or a breach of our operating systems, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our operating systems from unauthorized access, damage or theft; however, it is possible that our security may not prevent the improper access to, or damage or theft of our information. A security breach could harm our reputation or result in the loss of some or all of our information. A resulting perception that our measures do not adequately protect our operating systems could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating our trademarks; however, third parties may assert intellectual property claims relating to our operation. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive. As a result, an intellectual property claim against us could adversely affect an investment in us.

Our industry is highly competitive and as an emerging growth company with a new brand we may be at a disadvantage to our competitors.

Our industry is highly competitive in general. We are a product development and an emerging growth company with limited financial resources and our brand has limited recognition. Our competitors, both established and future unknown competitors, have better brand recognition and, in most cases, substantially greater financial resources than we have. Our ability to successfully compete in our industry depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in designing and developing new or enhanced products;

●	our ability to address the changing needs and desires of retailers and consumers;

●	the pricing, quality, performance, reliability, features, ease of installation and use, and diversity of our products;

●	the quality of our customer service;

●	product or new technology introductions by our competitors; and

●	the ability of our contract manufacturing to deliver on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Our products may not achieve market acceptance thereby reducing the chance for success.

We are only in the early stages of selling our most recently developed products (such as the VOS 5G Dongle and the GX500G 5G Modem), It is unclear whether these products and their features or other unanticipated events may result in lower sales than anticipated, which could force us to limit our expenditures on research and development, advertising, and general company requirements for improving and expanding our product offerings. We cannot guarantee consumer demand or interest in our current or future product offerings, which could have a material adverse effect on our business, results of operations, and overall financial condition.

If the market chooses to buy our competitors’ products and services, we may fail.

Although we believe that our product offerings will be commercially viable, there is no verification by the marketplace that our products will be accepted by or purchased by customers in viable quantities If the market chooses to buy our competitors’ products, it may be more difficult for us to ever become profitable which would substantially harm our business and, possibly, cause it to fail whereby you could lose your entire investment.

Consumer trends, seasons fluctuations, and general global economic conditions and outlook may cause unpredictable operating results.

Our operating results may fluctuate significantly from period to period as a result of a variety of factors, including consumer trends, seasonal purchasing patterns of customers, competitive pricing, and general economic conditions. There is no assurance that we will be successful in marketing our product, or that the revenues from the sale of our products will be significant.  Consequently, our revenues may vary significantly by quarter, and our operating results may experience significant fluctuations making it difficult to value our business and could lead to extreme volatility in our share price.

We may be unable to protect our proprietary rights.

Our future success depends in part on our proprietary technology, technical know-how and other intellectual property. We rely on intellectual property laws, confidentiality procedures and contractual provisions, such as nondisclosure terms, to protect our intellectual property. Others may independently develop similar technology, duplicate our products, or design around our intellectual property rights. In addition, unauthorized parties may attempt to copy aspects of our products and technologies or to obtain and use information that we regard as proprietary. Any of these events could significantly harm our business, financial condition, our trademarks and our operating results.

We also rely on technologies that we acquire from others. We may rely on third parties for further required technologies. We may purchase a computer’s logic component or other technological devices from outside sources and will need to pay annual fees to enable us to get updates/upgrades and technical support to the logic portion of the system or device. We may find it necessary or desirable in the future to obtain licenses or other rights relating to one or more if our products or to current or future technologies. These licenses or other rights may not be available on commercially reasonable terms or at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, financial condition and operating results. Moreover, the use of intellectual property licensed from third parties may limit our ability to protect the proprietary rights in our products.

While no current product related lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future.

While no current product related lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future. We currently have no plan to purchase product liability insurance, which means that the Company would need to fund its own legal fees and costs in any such lawsuit.

We may depend on manufacturers who may not have adequate capacity to fulfill our needs or may not meet our quality and delivery objectives and timetables.

We do not own our production lines or manufacturing facilities. We manufacture our products in the United States and Taiwan primarily through Compal Electronics Inc, a leading Taiwanese manufacturer of smart devices upon receipt of competitively priced estimates from this manufacturer on a product-by-product basis and payable on customary 90 day terms. Our reliance on this third-party manufacturer involves significant risks, including reduced control over quality and logistics management, the potential lack of adequate capacity, and discontinuance of the manufacturer’s assembly processes. Potential financial instability at our primary manufacturer could result in us having to find new suppliers, which could increase our costs and delay our product and installation deliveries. This primary manufacturer may also choose to discontinue agreeing to build our products for a variety of reasons. Consequently, we may experience delays in the timeliness, quality and adequacy in product and installation deliveries, any of which could have a material adverse effect on our business, results of operations, and overall financial condition.

We have limited experience with our current product offerings, which makes it difficult to predict our future operating results.

The success of our new product offerings will depend on many factors, including timely and successful research and development, pricing, market and consumer acceptance of such new products and the product offerings of our competitors. If new product offerings are not successful, our revenue growth will suffer, and our results of operations may be harmed. Further, we do not have significant experience in these offerings and cannot be assured that our investments in the development of our offerings will result in increased revenue.

We will require additional funding to develop and commercialize our services, products, and software. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to modify our current business plan or to curtail or cease our planned operations.

We anticipate incurring significant operating losses and using significant funds for product development and operating activities. Our existing cash resources are insufficient to finance even our immediate operations. Accordingly, we will need to secure additional sources of capital to develop our business and product candidates, as planned. We intend to seek substantial additional financing through public and/or private financing, which may include equity and/or short-term debt financings, and through other arrangements, including collaborative arrangements. As part of such efforts, we may seek loans from certain of our executive officers, directors and/or current shareholders.

If we are unable to secure additional financing in the near term, we may be forced to:

●	curtail or abandon our existing business plans;

●	default on any debt obligations;

●	file for bankruptcy;

●	seek to sell some or all of our assets; and/or

●	cease our operations.

If we are forced to take any of these steps our common stock may be worthless.

Revenue derived from large orders could adversely affect our gross margin and could lead to greater variability in our quarterly results.

Large orders may be more sensitive to changes in the global industrial economy, may be subject to greater discount variability, lower gross margins, and may contract at a faster pace during an economic downturn compared to smaller orders. To the extent that the amount of our net sales derived from large orders increases in future periods, either in absolute dollars or as a percentage of our overall business, our gross margins could decline, and we could experience greater volatility and see a greater negative impact from future downturns in the global industrial economy. This dynamic may also have an impact on the historical seasonal pattern of our net sales and our results of operations. These types of orders also make managing inventory levels more difficult as we have in the past and may have to in the future build large quantities of inventory in anticipation of future demand that may not materialize.

We intend to make significant investments in new products that may not be successful or achieve expected returns.

 We plan to make significant investments in research, development, and marketing for new and existing products and technologies. These investments involve a number of risks as the commercial success of such efforts depend on many factors, including our ability to anticipate and respond to innovation, achieve the desired technological fit, and be effective with our marketing and distribution efforts. If our existing or potential customers do not perceive our latest product offerings as providing significant new functionality or value, or if we are late to market with a new product or technology, we may not achieve our expected return on our investments or be able recover the costs expended to develop new product offerings, which could have a material adverse effect on our operating results. Even if our new products are profitable, our operating margins for new products may not be as high as the margins we have experienced historically.

Our success depends on new product introductions and market acceptance of our products.

The market for our products is characterized by rapid technological change, evolving industry standards, changes in customer needs and frequent new product introductions, and is therefore highly dependent upon timely product innovation. Our success is dependent on our ability to successfully develop and introduce new and enhanced products on a timely basis to replace declining revenues from older products, and on increasing penetration in domestic and international markets. We may experience significant delays between the announcement and the commercial availability of new products. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of a product and other related products and could impede continued sales of predecessor products, any of which could have a material adverse effect on our operating results. There can be no assurance that we will be able to introduce new products in accordance with announced release dates, that our new products will achieve market acceptance or that any such acceptance will be sustained for any significant period. Failure of our new products to achieve or sustain market acceptance could have a material adverse effect on our operating results.

We may experience component shortages that may adversely affect our business and result of operations.

We may experience difficulty in securing certain types of components for one or more of our projects and anticipate that potential supply shortages of components used in our products, including limited source components, can result in significant additional costs and inefficiencies in manufacturing. Our products are dependent on micro-chips, which are in turn dependent on the supply of micro-chips at reasonable stable pricing. If we are unsuccessful in resolving any such component shortages in a timely manner, we may experience a significant impact on the timing of revenue, a possible loss of revenue, or an increase in manufacturing costs, any of which would have a material adverse impact on our operating results.

We rely on management information systems. interruptions in our information technology systems or cyber-attacks on our systems could adversely affect our business.

We rely on the efficient and uninterrupted operation of information technology systems and networks to operate our business. As with any information system, unforeseen issues may arise that could affect our ability to receive adequate, accurate and timely financial information, which in turn could inhibit effective and timely decisions. A significant system or network disruption could be the result of new system implementations, computer viruses, cyber-attacks, security breaches, facility issues or energy blackouts. Threats to our information technology security can take a variety of forms and individuals or groups of hackers or sophisticated organizations including state-sponsored organizations, may take steps that pose threats to our customers and our infrastructure. If we were to experience a shutdown, disruption or attack, it would adversely impact our product shipments and net sales, as order processing and product distribution are heavily dependent on our management information systems. Such an interruption could also result in a loss of our intellectual property or the release of sensitive competitive information or partner, customer or employee personal data. Any loss of such information could harm our competitive position, result in a loss of customer confidence, and cause us to incur significant costs to remedy the damages caused by the disruptions or security breaches. In addition, changing laws and regulations governing our responsibility to safeguard private data could result in a significant increase in operating or capital expenditures needed to comply with these new laws or regulations. Accordingly, our operating results in such periods would be adversely impacted.

We are continually working to maintain reliable systems to control costs and improve our ability to deliver our products to our targeted U.S. marketplace(s). Our efforts include, but are not limited to the following: firewalls, antivirus protection, patches, log monitors, routine backups with offsite retention of storage media, system audits, data partitioning and routine password modifications. Our internal information technology systems environment continues to evolve and our business policies and internal security controls may not keep pace as new threats emerge. No assurance can be given that our efforts to continue to enhance our systems will be successful.

We are subject to risks associated with our website.

We devote significant resources to maintaining our website (www.tricascadeinc.com) as a key marketing, sales and support tool and expect to continue to do so in the future. Failure to properly maintain our Website may interrupt normal operations, including our ability to provide quotes, process orders, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise run our business which would have a material adverse effect on our results of operations. We host our Website internally. Any failure to successfully maintain our Website or any significant downtime or outages affecting our Website could have a material adverse impact on our operating results.

Our products are complex and may contain bugs or errors.

Our new software products or new operating systems of third parties on which our products are based often contain bugs or errors that can result in reduced sales or cause our support costs to increase, either of which could have a material adverse impact on our operating results.

We are subject to the risk of product liability claims.

Our products are designed to provide information upon which users may rely. Our products are also used in “real time” applications requiring extremely rapid and continuous processing and constant feedback. Such applications give rise to the risk that a failure or interruption of the system or application could result in economic damage, bodily harm or property damage. We attempt to assure the quality and accuracy of the processes contained in our products, and to limit our product liability exposure through contractual limitations on liability, limited warranties, express disclaimers and warnings as well as disclaimers contained in our “shrink wrap” and electronically displayed license agreements with end-users. If our products contain errors that produce incorrect results on which users rely or cause failure or interruption of systems or processes, customer acceptance of our products could be adversely affected. Further, we could be subject to liability claims that could have a material adverse effect on our operating results or financial position. Although we maintain liability insurance for product liability matters, there can be no assurance that such insurance or the contractual limitations used by us to limit our liability will be sufficient to cover or limit any claims which may occur.

Each of our current product candidates and services is in an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize our services, products, or software, or if we experience significant delays in doing so, our business may fail.

We intend to invest a significant portion of our efforts and financial resources in our software and we will depend heavily on its success. This software is currently in the beta stage of development. We need to devote significant additional research and development, financial resources and personnel to develop additional commercially viable products, establish intellectual property rights, if necessary, and establish a sales and marketing infrastructure. We are likely to encounter hurdles and unexpected issues as we proceed in the development of our software and our other product candidates. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that our product candidates will be deemed undesirable; our product candidates will be too expensive to develop or market or will not achieve broad market acceptance; others will hold proprietary rights that will prevent us from marketing our product candidates; or our competitors will market products that are perceived as equivalent or superior.

We depend on third parties to assist us in the development of our software and other product candidates, and any failure of those parties to fulfill their obligations could result in costs and delays and prevent us from successfully commercializing our software and product candidates on a timely basis, if at all.

We may engage consultants and other third parties to help develop our software and product candidates. We may face delays in our commercialization efforts if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. Any third parties that we hire may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, the commercialization of our software and product candidates may be extended, delayed or terminated or may otherwise prove to be unsuccessful. Any delays or failures as a result of the failure to perform by third parties would cause our development costs to increase, and we may not be able to commercialize our product candidates. In addition, we may not be able to establish or maintain relationships with these third parties on favorable terms, if at all. If we need to enter into replacement arrangements because a third party is not performing in accordance with our expectations, we may not be able to do so without undue delays or considerable expenditures or at all.

If we are not able to protect and control our trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We rely on certain technology, trade secrets, confidential information and proprietary know-how to protect our technology and maintain any future competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such cases, we could not assert any trade secret rights against such party.

Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards, potential new entrants, and changes in customer needs and expectations. Accordingly, our future success depends in part on our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire, and maintain competitive products and services that capitalize on existing and emerging trends; enhance our existing products and services by adding innovative features on a timely and cost-effective basis that differentiates us from our competitors; sufficiently capture intellectual property rights in new inventions and other innovations; and develop or acquire and bring products and services, including enhancements, to market quickly and cost-effectively. Our ability to develop or acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis. Moreover, as we introduce new products and services, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products and services may not satisfy customer preferences and potential product failures may cause customers to reject our products. As a result, these products and services may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior products or business strategies, impairing our brand and the desirability of our products and services, which may cause customers to defer or forego purchases of our products and services, and impacting our ability to charge monthly service fees. If our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, results of operations and financial condition. In addition, the markets for our products and services may not develop or grow as we anticipate. The failure of our technology, products, or services to gain market acceptance, the potential for product defects, or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs, or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

In addition to developing and acquiring new technologies and introducing new offerings, we may need, from time to time, to phase out outdated and unsuitable technologies and services. If we are unable to do so on a cost-effective basis, we could experience further losses.

We sell our products and services in highly competitive markets, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products and services.

Our industry is highly fragmented and subject to significant competition and pricing pressures. We may experience significant competitive pricing pressures on selling our cellular data plans on a competitive basis.

In many cases, we face competition for direct sales from our independent, third-party authorized dealers, who may offer data plans considerably less than we do in particular markets. We face competition from other providers such as cable and telecommunications companies that may have existing access to and relationship with subscribers and highly recognized brands, which may have increased awareness of their data offerings relative to ours, have access to greater capital and resources than us, and may spend significantly more on advertising, marketing, and promotional resources, any of which could have a material adverse effect on our ability to drive awareness and demand for our products and services. In particular, these companies may be able to offer subscribers a lower price by bundling their services. It is possible that one or more of our competitors could develop a significant technological advantage over us that allows them to provide additional services or better quality services or lower prices, which could put us at a competitive disadvantage. Continued pricing pressure, improvements in technology, and shifts in customer preferences could adversely impact our customer base and/or pricing structure and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We rely on a significant number of our customers remaining with us as customers for long periods of time.

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, and we generally achieve cash flow break-even in less than three years. Accordingly, our long-term profitability is dependent on long customer tenure. This requires that we minimize our rate of customer disconnects, or attrition. One reason for disconnects is when customers relocate and do not reconnect. Customer relocations are impacted by changes in the housing market. We are susceptible to changes in the business economy, housing market, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations. Other factors that can increase disconnects include problems experienced with our product or service quality, customer service, customer non-pay, unfavorable general economic conditions, and the preference for lower pricing of competitors’ products and services over ours. If we fail to keep our customers for a sufficiently long period of time, our profitability, business, financial condition, results of operations and cash flows could be materially adversely affected.

If we experience significantly higher rates of customer revenue attrition than we anticipate, we may be required to change the estimated useful lives and/or the accelerated method of depreciation and amortization related to accounts associated with our security monitoring customers, increasing our depreciation and amortization expense or causing asset impairment.

We expense our product development, engineering and operating costs as and when incurred,. If customer attrition rates rise significantly, this may cause a material adverse effect on our business, financial condition and results of operations.

Our reputation as a service provider of high quality offerings may be materially adversely affected by product defects or shortfalls in customer service.

Our business depends on our reputation and ability to maintain good relationships with our subscribers, dealers and local regulators, among others. Our reputation may be harmed through product defects, or shortfalls in customer service Any failure to meet customer’s ’ expectations in customer service areas could cause an increase in attrition rates or make it difficult to recruit new customers. Any harm to our reputation or customer relationships could have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions can affect our business, and we are susceptible to changes in the economy, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations.

Demand for cellular connectivity devices, such as Dongles and Modems, is often affected by the general economy even though upgrades should be obtained by consumers with the advent of 5G.

In particular, where disposable income available for discretionary spending is reduced (such as by higher living costs and/or reduced income levels) rather than replacing existing modems with faster 5G modems consumers may be content to remain with their slower, less secure, devices. No assurance can be given that we will be able to continue to sell more advances and secure cellular devices or that we may experience higher attrition rates. Changes in individualized economic circumstances could cause current internet and cellular users to disconnect our services in an effort to reduce their monthly spending, or such customers could default on their remaining contractual obligations to us.

Our long-term revenue growth rate depends on the sale of new, faster, cellular devices and that such sales exceed disconnects. If customer disconnects and defaults increase, our business, financial condition, results of operations, and cash flows could be materially adversely affected

Failure to successfully upgrade and maintain the security of our information and technology networks, including personally identifiable information and other data, could materially adversely affect us.

We are dependent on information technology networks and systems, including Internet and Internet-based or “cloud” computing services, to collect, process, transmit, and store electronic information. We are currently implementing modifications and upgrades to these information technology systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality, and implementing new systems. There are inherent costs and risks associated with replacing and changing these systems and implementing new systems, including potential disruption of our sales, operations and customer service functions, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. In addition, our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in our business operations and have a material adverse effect on our business, cash flows, and results of operations.

Due to the ever-changing threat landscape, our products may be subject to potential vulnerabilities of wireless and IoT devices and our services may be subject to certain risks, including hacking or other unauthorized access to control or view systems and obtain private information.

Companies that collect and retain sensitive and confidential information are under increasing attack by cyber-criminals around the world. While we implement security measures within our products, services, operations and systems, those measures may not prevent cybersecurity breaches, the access, capture or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, distributed denial of service attacks, the installation of malware or ransomware, acts of vandalism, computer viruses, misplaced data or data loss that could be detrimental to our reputation, business, financial condition, and results of operations. Third parties, including our partners and vendors, could also be a source of security risk to us in the event of a failure of their own products, components, networks, security systems, and infrastructure. In addition, we cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography, or other developments will not compromise or breach the technology protecting the networks that access our products and services.

A significant actual or perceived (whether or not valid) theft, loss, fraudulent use or misuse of customer, employee, or other personally identifiable data, whether by us, our partners and vendors, or other third parties, or as a result of employee error or malfeasance or otherwise, non-compliance with applicable industry standards or our contractual or other legal obligations regarding such data, or a violation of our privacy and information security policies with respect to such data, could result in costs, fines, litigation, or regulatory actions against us. Such an event could additionally result in unfavorable publicity and therefore materially and adversely affect the market’s perception of the security and reliability of our services and our credibility and reputation with our customers, which may lead to customer dissatisfaction and could result in lost sales and increased customer revenue attrition.

In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of, or sustained attacks against, this infrastructure could create system disruptions and shutdowns that could negatively impact our operations. Increasingly, our products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results, and financial condition. We continue to invest in new and emerging technology and other solutions to protect our network and information systems, but there can be no assurance that these investments and solutions will prevent any of the risks described above. While we maintain cyber liability insurance that  provides both third-party liability and first-party insurance coverages, our insurance may not be sufficient to protect against all of our losses from any future disruptions or breaches of our systems or other event as described above.

We depend on third-party providers and suppliers for components (such as micro-chips for insertion in our 5G Dongles and 5G Modens etc), third-party software licenses for our products and services. Any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

Micro-chips and other components that comprised our cellular products are manufactured by third parties. We are therefore susceptible to interruptions in supply and to the receipt of these components that do not meet our standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. While we strive to utilize dual-sourcing methods to allow similar hardware components for our security systems to be interchangeable in order to minimize the risk of a disruption from a single supplier, any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement across our installed customer base, and the diversion of technical personnel to address the defect could materially adversely affect our business, financial condition, results of operations, and cash flows.

We rely on third-party software for key automation features in certain of our offerings, and on the interoperation of that software with our own, such as our mobile applications and related platform. We could experience service disruptions if customer usage patterns for such offerings exceed, or are otherwise outside of, design parameters for the system and the ability for us or our third-party provider to make corrections. Such interruptions in the provision of services could result in our inability to meet customer demand, damage our reputation and customer relationships, and materially and adversely affect our business. We also rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our operating systems from third parties. Because a number of our products and services incorporate technology developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to update, maintain, or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards, customer preferences, and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms, or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services, or otherwise fails to address our needs, we cannot provide assurance that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to execute our integration of or migration to alternative software products. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

We also rely on various third-party telecommunications providers. These telecommunications providers could fail to transmit or communicate data to our facility for many reasons, including disruptions from fire, natural disasters, weather, transmission interruption, malicious acts, or terrorism. The failure of one or more of these telecommunications providers to transmit and communicate signals to our facility in a timely manner could affect our ability to provide services to our customers. We also rely on third-party technology companies to provide certain connectivity and reporting services to our customers. These technology companies could fail to provide these services consistently, or at all, which could result in our inability to meet customer demand and damage our reputation. There can be no assurance that third-party telecommunications providers, and other technology companies will continue to transmit and communicate without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on our business. See also “—Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could materially adversely affect our business and require significant capital expenditures” with respect to risks associated with changes in signal transmissions.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premises or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate  to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to earn any significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in the technology industry, which is rapidly transforming. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity and/or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers could adversely affect our business.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $10,000) will be $440,000. We will use these net proceeds for the following.

Percentage of Offering Sold	30%	40%	60%	80%	100%
Offering Proceeds	$135,000	$180,000	$270,000	$360,000	$450,000

Issuance costs	10,000	10,000	$10,000	$10,000	$10,000
Engineering, testing and product certification	10,000	10,000	10,000	20,000	20,000
Manufacturing inventory for resale	75,000	100,000	185,000	265,000	340,000
Marketing and sales	25,000	35,000	40,000	40,000	45,000
Operating overhead	15,000	25,000	25,000	25,000	35,000
TOTAL	$135,000	$180,000	$270,000	$360,000	$450,000

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net book value per share of our Common Stock after this offering.

Our historical net book value (deficit) as of June 30, 2025 was $(6,345,541) or $(0.00042) per outstanding share of our 14,269,651,015 outstanding common stock. Historical net book value per share equals the amount of our total tangible assets (i.e excluding goodwill), less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified above.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $10,000 in each case):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.00015	$0.00015	$0.00015	$0.00015

Historical net tangible book value (deficit) per share as of June 30, 2025 (1)	$(0.000426)	$(0.000426)	$(0.000426)	$(0.00426)

Increase in net tangible book value per share attributable to new investors in this offering (2)	$0.00003	$0.00002	$0.00001	$0.00001
Net book value per share, after this offering	$(0.000326)	$(0.000347)	$(0.000371)	$(0.000397)

Dilution per share to new investors	$(0.00018)	$(0.00020)	$(0.00022)	$(0.0025)

Increase to pre-offering shareholders	$0.0001	$0.000078	$0.000055	$0.000029

(1)	Based on net book value, excluding non-tangible assets, (deficit) as of June 30, 2025 of $(6,345,541) and 14,269,651,015 outstanding shares of Common stock as of June 30, 2025.

(2)	After deducting estimated offering expenses of $10,000 in each case

DISTRIBUTION

Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for our common shares. The offering price was arbitrarily determined by management, The principal factors considered in determining the initial offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the earlier of 180 days after qualification or when the maximum offering is reached.

How to Subscribe

When you decide to subscribe for Offered Shares in this Offering after it is qualified, you should contact the Company to obtain a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with OTC Markets and available on its website at http://www.otcmarkets.com. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Results of Operations

For the 12 Months Ended December 31, 2024 and for the 12 Months Ended December 31, 2023

Revenue. Revenue for the 12 months ended December 31, 2024 totaled $235,309 as compared to Revenue of $134,890 for the 12 months ended December 31, 2023. The increase in revenue is mainly attributable to the launching and sale of the Tri Cascade VOS 5G Dongle.

Operating Expenses. Operating expenses for the 12 months ended December 31, 2024 totaled $1,219,310 as compared to $1,168,353 for the 12 months ended December 31, 2023. The increase in 2024 related primarily to an increase in staff cost of $35,138, increase in product marketing and promotion of $77,831 and increase in legal cost of $39,353 partially offset by ,lower general and administrative costs of $125,662.

Net Loss. The net,loss for the 12 months ended December 31, 2024 totaled $(1,567,620) compared with a net loss of $(1,130,887) for the 12 months ended December 31, 2023. The net loss in 2024 included an increase in the reserve for judgement claim of $350,561,and increase in Operating Expenses referred to above and an increase in interest expense of $46,137 on short-term debt., Currently, operating costs exceed revenue because as the Company is still in the development stage. We cannot assure when or if revenue will exceed operating costs.

For the 6 Months Ended June 30, 2025 and for the 6 Months Ended June 30, 2024

Revenue. Revenue for the 6 months ended June 30, 2025 totaled $32,432 as compared to Revenue of $154,287 for the 6 months ended June 30 2024. The higher in Revenue in 2024 reflects the increase in the sale of the Tri Cascade VOS 5G Dongle

Operating Expenses. Operating expenses for the 6 months ended June 30, 2025 totaled $559,288 as compared to $665,458 for the 6 months ended June 30, 2024. The decrease in 2025 relates primarily to the absence of commission costs.

Net Loss. The net loss for the 6 months ended June 30, 2025 totaled $(649,1403) compared with a net loss of $(953,344) for the 6 months ended June 30, 2024. The net loss in 2024 included the increase in reserve for a judgement claim of $(350,561).

Liquidity and Capital Resources

We had cash of $26,987 at June 30, 2025 compared with cash of $38,879 at December 31, 2024. Our cash levels are primarily driven by the timing of the receipt of additional short-term loans to finance our continued operations.

During the 6 months ended June 30, 2025 we received a total of $561,041 in additional short-term loans (including accrued interest thereon) and proceeds of $20,000 from the sale of our common stock which substantially financed the net cash used in operating activities of $592,443. This compares with $497,987 raised in additional short-term loans and accrued interest thereon which financed the net cash used in operating activities of $623,805 for the 6 months ended June 30, 2024.

We had current assets of $212,468 at June 30, 2025, compared with $953,371 in accounts payable and accrued charges. This compares with current assets of $219,495 and accounts payable and accrued charges of $1,300,049 at December 31, 2024. In the absence of significant cash flow from Revenue we continue to depend on short-term loans and equity financing (through Regulation A offerings) to remain in business and to continue to develop new technology products for sale in the marketplace.

Plan of Operations

Our plan of operation for the 12 months following the commencement of this Offering is as follows:

1. Plan for retail sales in the United States in next 12 months: Having engaged a leading brand marketing agency to accelerate the marketing of the Company’s products we plan to expand into the B2B business sector for the bulk sale of the Company’s products directly to businesses for use by their employees for improved speed and security over internet connectivity, especially for those employees who must mostly travel for business (to date we have focused only on B2C business through individual online product sales through Amazon and Walmart).

2. Expand the development of the integration of 5G/LTE connectivity for new B2B business customers through our proprietary and secure GX500G %G modem, coupled with a 5G compatible antenna and our companion. 5G Dongle. Our target market is with new home builders who are looking for cellular internet connectivity for both their initial location construction sites offices as well as for new homes.

Currently, we are also developing certain devices in concert with other compatible companies, including prospective customers and business partners, including bringing to market an E-Bike with a built-in tracker to monitor the location of the E-Bike at any time. We announced and demonstrated this E-Bike in early January 2025 at CES 2025 and plan to follow up with retail sales through Walmart and other big box stores.

To gain customers for our products we must first provide working prototypes, previously certified that fully meet the requirements of our customers. This includes obtaining FCC certification through the testing and certification of our products from an independent testing laboratory. Accordingly, all of these costs fall under “product development” from the concept, design and building of prototypes, through to the cost of certification and acceptance by the customer, which are expensed as incurred. That is why a portion of the proceeds of this Offering has been allocated towards product development.

Through our subsidiary, Tri Cascade, Inc. we have been in business developing products for approximately 14 years with a CEO having significant experience and expertise in the field of LTE and cellular telecom technology. We believe that the modest staffing that we presently have, coupled with resources available from our business partners both in the U.S and in Taiwan, is sufficient to sustain operations, financed monthly primarily through short-term loans provided by our key Taiwanese investor, who has committed to keep Tri Cascade in product development and operation. This primary financing source may be supplemented though occasional approved Regulation A equity offerings.

In our opinion, the proceeds from this Offering may not fully satisfy our cash requirements and we anticipate it will be necessary to raise additional funds monthly (as described above) to supplement our plan of operations. Accordingly, if we are unable to satisfy our cash requirements through sales and the proceeds from this Offering alone, we will need to raise additional capital through additional short-term loans, the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through other loans or other equity investment. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring substantial operating and cash flow deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

Revenue Recognition

Revenue is recognized when product sold is delivered and there is reasonable expectation of payment by the customer.

The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

DESCRIPTION OF BUSINESS

We are focused in becoming a leading independent telecom technology company with four operating divisions: (1) Cloud Managed Services and On boarding (Narrow Band IoT and LTE connectivity), (2) Design, engineering, manufacturing and sale of various telecommunication devices for fast and secure internet connectivity, primarily with other technology business partners, (3) Design, engineering, manufacturing and sale of various products to businesses to create a robust B2B business, and (4) Providing secure and mobile 5G connectivity for “on the go” consumers and individual customers for B2C business . We have successfully launched our on-the-go 5G Dongle in the U.S. through online sales directly to customers primarily through Amazon. The 5G Dongle provides internet connectivity to any laptop or tablet wherever located and provides an alternative “fail over” safeguard should traditional fiber cable connectivity should fail. We have also developed a 5G Modem and comparison 5G aerial which we are targeting to sell in the US to new home builders. This device can also provide immediate internet cellular connectivity and is ideal for rural communities in the U.S. where traditional WiFi and fiber cable is not available. We expect to roll this out later in 2025. We have also developed for the U.S. market an E-bike model that has a built-in tracking device provide the monitoring of the E-bike’s, location at any time. We also expect to bring this to the U.S. retail market in 2026 through sale with Walmart and Sam’s Club. To date, our principal supplier has been Compal Electronics, Inc, a Taiwanese technology manufacturer, and one of the world’s leading manufacturers of notebook PC’s and smart devices. The Company has customary 90 day trade terms with this primary supplier and orders inventory on as an needed basis.

Effective April 1, 2017, the Company closed on its acquisition of Tri Cascade, Inc. through a cashless exchange of stock. Founded in May 2010 in the state of California, Tri Cascade, Inc. is committed to developing innovative convergent technologies and products to provide fast and secure connectivity and empower the end user for a safe and secure internet connection.

Leveraging its extensive experience in telecommunications technology, wireless networking, and home and B2B automation and device control systems, Tri Cascade focuses on bringing leading edge telecom communication to achieve fast and secure internet connectivity to both residential (B2C) and commercial markets (B2B), in the U.S. Tri Cascade aims to bring secure telecommunication internet connectivity to homes, buildings and cities, including monitoring and related data management.

Tri Cascade, Inc. has established a strong business relationship for the integration of Microsoft Azure and Microsoft Sphere data security systems within Tri Cascade’s products. This now includes the addition of the benefits of 5G within Tri Cascade’s plans, products and deployment.

Specific products include the following:

1.	Retail Data Connectivity Plans.

Building on the certification of the 5G Tritom GX500G modem product, Tri Cascade has established business relationships with key partners in the telecommunications connectivity space to enable consumers achieve a range of flexibility with data plans and options to offer Tri Cascade customers the right solution for their needs.

2.	Sale of Connectivity Technology.

Our GX500-G 5G modem provides great 5G performance. and is ready to market to businesses on a B2B basis. commencing 2026.

3.	TRITOM 5G GX500-G. MODEM

We have successfully built the first-generation prototype of Tri Cascade’s new TRITOM GX500-G 5G Modem, which is expected to debut in late 2025. For its TRITOM GX500-G industrial grade Gateway, Tri Cascade has installed Microsoft Sphere for data security with 5G network connectivity.

5.	VOS 5G Dongle

Tri Cascade, Inc launched its VOS 5G, the first of its kind in the U.S. 5G USB device, with no Wi-Fi necessary, that keeps you connected to the internet when and where you need to be — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. Please visit https://www.tricascadeinc.com/vos-5g-dongle

The VOS 5G “Connect and Go” dongle provides the following benefits:

●	Speed: Lightning-quick 5G high-speed Internet. Download speeds up to 2.52 Gbps.

●	Security: Lock-safe peer-to-peer connection. No unsecured, public Wi-Fi networks.

●	Power: Long-and-strong, instant, device-powered connection. No need to charge.

●	Portability: Lightweight, ultra-sleek design. Easily fits in a pocket or laptop bag.

VOS 5G allows users to immediately upgrade laptops, tablets, desktops, and any USB3.1-powered network device, accessing direct, exclusive, super-fast, highly secure, uninterrupted, 5G Internet — without using a Wi-Fi connection. It is the best option for large file transfers, downloads, streaming, video conferencing, and much more. Compatible with Windows, Mac, and Linux operating systems, VOS 5G provides ultimate flexibility, mobility, and productivity to busy families, students, employees, and travelling business executives (at coffee shops, libraries, airports, presentation meetings, etc.), who demand the highest performance possible to ensure the ultimate Internet experience. VOS 5G also offers a 4G redundant backup.

For its 5G Dongle purchasers Tri Cascade has put together a key connectivity arrangement with a nationwide data provider (T-Mobile) to offer up to 3 separate data plans directly from T-Mobile to consumers. The monthly plans are as follows:

	AutopayCC	PostPaid

5GB	$20	$25

10GB	$30	$35

100GB	$50	$55

The plans include all taxes and fees

In addition, the data plans include both 5G and 4G LTE data transmission and no annual service contract is required. Tri Cascade has established a relationship with key nationwide connectivity provider ( T-Mobile) in order for 5G Dongle purchasers use one of the to obtain the most price competitive data plans and complete solutions and best in class service, managed on our ONENET platform for IoT connected devices (which enables and facilitates the activation or deactivation of consumer data connectivity, as needed, for our cellular driven devices Data connectivity is required for the customer to connect the VOS5G dongle to receive internet reception). Presently, Tri Cascade’s market is B2C (since the dongle is sold online, directly to consumers primarily through Amazon). However, Tri Cascade plans and is in preliminary discussions to expand its marketplace through distributors with proven capability to the more lucrative B2B market.

Market Opportunities

Tri Cascade utilizes Microsoft’s Azure security system to ensure customer’s information and data security Certain leading online retailers (including Amazon and Walmart) are retailing Tri Cascade’s products, including its 5G Dongle through online sales directly to consumers. Tri Cascade utilizes a proven third-party shipping and fulfillment service to provide its product to its B2C customers.

Seasonality

We do not anticipate any significant effects from seasonality

Facilities

The Company’s principal and executive offices are located at 19200 Von Karman Avenue, Ste 425, Irvine, CA 92612. Tri Cascade, Inc. also maintains a product development and engineering facility in Taipei, Taiwan.

Staff

Presently, the Company has a staff of nine, consisting of management, accounting, engineering and project management, located partly in Irvine, CA and partly in Taipei, Taiwan.

Intellectual Property

We may rely on a combination of trademark and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand. Despite this reliance, we believe the following factors are more essential to establishing and maintaining a competitive advantage:

●	the statistical and technological skills of our service operations and research and development teams;

●	the expertise and knowledge of our service operations and research and development teams;

●	the real-time connectivity of our service offerings;

●	the continued expansion of our proprietary technology; and

●	a continued focus on the improved financial results of our clients.

We have a policy of requiring key employees, consultants and business partners to execute confidentiality/non-disclosure/non-compete agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

On January 17, 2024 a Jury trial was commenced at the Superior Court of the State of California, County of Orange, and lasted through January 26, 2024, relating to an alleged employee wrongful termination. The Jury found in favor of the Plaintiff in certain aspects of her complaint and awarded damages in her favor totaling $355,978. A Judgement to that effect was issued on February 14, 2024. On May 10, 2024 the Company filed a Motion of Appeal and, while not agreeing or accepting the Judgement, the Company has reserved the additional amount of $350,561 as an “Other Expense” in its consolidated statement of income for the 9 months ended September 30, 2024 and reflects a reserve for judgement claim of $355,978 in current liabilities on its consolidated balance sheet at September 30, 2024. The matter continues while under Appeal with separate settlement negotiations ongoing between the parties.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees of Saddle Ranch Media, Inc., including their ages as of October, 2024:

Name and Principal Position	Age	Term of Office	Approximate hours per week for part-time employees
Max Chin Li, President and Director	69	Since March 7, 2018	40
Alan J. Bailey, Chief Financial Officer and Director	77	Since August 15, 2015	20

Max Chin Li, CEO, President and Director

From 2010 to the present, Mr. Li has been President, CEO and a director of Tri Cascade, Inc. of Irvine, California where he developed a Board level strategic plan to advance the company’s mission also promote revenue, profitability, and growth as an organization, overseeing company operations to ensure operation efficiency and quality, plan, develop, and implement strategies for generating resources and/or revenues for the Company, identify investment, acquisition and merger opportunities and overseeing and structuring fundraising strategic plans with Board approval and implementation, including identifying resource requirements, researching funding sources, establishing strategies to approach funders, submitting proposals and administrating fundraising records and documentation.

From 2008 to 2010 he was President of Silverpac, Inc. of Newport Beach, California. He established a strong embedded product development team and Gold Partnership with Microsoft, developed advanced smart energy and home automation management programs, established business alliance/development partnerships, and received the 2010 CES (Consumer Electronic Show) Innovation Design and Engineering Award in the Home Theater Accessories Product Category.

Mr. Li has a B.S. Degree in Engineering& Management from Aletheia University, Taipei, Taiwan.

Alan, J. Bailey, Chief Financial Officer and Director

From August, 1980 to September, 2009, Mr. Bailey was Senior Vice President & Treasurer, Paramount Pictures, New York and Los Angeles, responsible for Paramount’s global cash management and control; internal audit and compliance; business continuity/disaster recovery; cash planning and forecasting; individual and film slate financing and investor reporting/compliance; corporate finance (including receivable financing), international financial reporting; and tax planning, corporate structuring and compliance.

Mr. Bailey is qualified as a Fellow of the Institute of Chartered Accountants of England and Wales with more than 50 years as a senior accountant, senior auditor and financial executive in both public accounting and industry, and has maintained the books of account and prepared quarterly and annual financial reports, for both 12g SEC reporting and for alternative OTCMarkets reporting, for variety of businesses and enterprises for approximately 15 years.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

Employment Agreements

Messrs. Li and Bailey have entered into employment agreements with the Company for a term of five years. Pursuant to their employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. The employment agreements provide that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. They may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The following table represents information regarding the total compensation our officers and directors of the Company for each of the years ended December 31, 2022, December 31, 2023, and December 31 2024:

Name and Principal Position	Year	Basic Compensation	Annual Bonus Available	Other Compensation	Total Compensation
Max Chin Li, President and Director	2024	$180,000	$0	$0	$180,000
	2023	180,000	0	0	180,000
	2022	180,000	0	0	180,000

Alan J. Bailey, CFO and Director	2024	36,000	0	0	36,000
	2023	36,000			36,000
	2022	36,000	0	0	36,000
Total		$648.000	$0	$0	$648.000

		(see below)		(see below)

Mr. Li has chosen to defer the payment of 50% of his basic compensation until the Company has sufficient cash resources and capitalization to enable such deferral to be paid.

Mr Li and Mr Bailey have each been granted stock options of 150,000,000 common shares of Saddle Ranch Media, Inc exercisable at $0.0005 per share at any time after May 26, 2025.

Our board of directors currently consists of two directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Utah law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $50,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Stock Options

The Company’s stockholders have approved a 2018 Stock Option Plan, as previously adopted by our Board of Directors (the “Plan”). Under this Plan, our officers, directors, and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase shares of our Common Stock. To date, no options have been issued.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company or engages in or is involved with any business similar to ours, such option holder’s incentive options immediately terminate.

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

Bonus Plan for Executive Officers

The Company’s Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Bonus Plan

Our Management Stock Bonus Plan provides that the Company shall establish a reserve of shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. No shares have been issued under the plan.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by Utah law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Saddle Ranch Media, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

During Fiscal Year 2024, we plan to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of June 30, 2025 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the offering is based on 14,269,651,015 shares of Common Stock outstanding as of June 30, 2025.

Name	Common Shares Beneficially Owned Prior to Offering	Percentage of Class Outstanding		Shares Beneficially Owned After Offering
Max Chin Li	1,180,000,000	8.3%	%	1,180,000,000
Alan J. Bailey	500,000	0.003%		500,000

Holders of Common Stock carry one vote per share.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Preferred Stock.

Name	Series B Preferred Stock Beneficially Owned	Percentage of Class Outstanding As of June 30, 2024
Max Li, President and Director	2,000,000	66.7%
The Shamrock Investment Trust (2)	1,000,000	33.3%

(1)	Each share of Series B Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all. The 3,000,000 Series B represents all of the issued and outstanding class of this preferred stock. Through Max Li Management has majority voting control of the Company due to their Series B preferred stock ownership, which proportionately allows him to carry seniority of the votes on any matter requiring a shareholder vote. Accordingly, with a total of 14,269,651,015 issued and outstanding common shares at June 30, 2025 Mr. Li’s voting ability is 66.67% of 80% of 14,269,651.015, or 7,610,480,541 votes representing approximately 53.3% of total shareholder voting capacity. If this offering is fully subscribed, the Company’s total issued and outstanding common shares would increase to 17,269,651,015 and Mr. Li’s voting ability would increase to 66.67% of 17,269,651,015 or 9,210,480,541 votes representing the same percentage of approximately 53.3% of the total shareholder voting capacity.

(2)	Nadine Peabody is the sole trustee of the Shamrock Investment Trust and has therefore full and sole authority over the ownership of the above mentioned Series B Preferred Stock.

Capitalization

Class of Stock	Par Value	Authorized		Outstanding as of March 31, 2025
Total Preferred Stock authorized	No par value	25,000,000
Preferred Stock, Series A	No par value	1,000,000		0
Preferred Stock, Series B	No par value	3,000,000	*	3,000,000
Common Stock	0.00001	17,500,000,000		14,219,651.015

(* Note: the Authorized Series B Preferred stock was increased from 1,000,000 to 3,000,000 by previous Directors’ resolution)

DESCRIPTION OF SECURITIES

The Common Stock

We are authorized to issue 17,500,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full. Shareholders vote separately and not as a class.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 25,000,000 shares of Preferred Stock. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Utah Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to: (a) the rate of dividend; (b) whether the shares may be called and, if so, the call price and the terms and conditions of call; (c) the amount payable upon the shares in the event of voluntary and involuntary liquidation; (d) sinking fund provisions, if any for the call or redemption of the shares; I the terms and conditions, if any, on which the shares may be converted; (f) voting rights; and (g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Existing Preferred Stock

Designations, Preferences. Rights And Limitations of Series A Preferred Stock

Conversion Rights. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred  Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to four times the sum of: all shares of Common Stock issued and outstanding at time of conversion plus all shares of Series B and Series C Preferred Stocks issued and outstanding at time of conversion, divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion.

Issuance. Shares of Series A Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by management, employees or consultants, or a as directed by a majority vote of the Board of Directors. The number of Shares of Series A Preferred Stock to be issued to each qualified person (member of management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt, the number or shares of Series A Preferred Stock to be issued shall be the sum of the discreet notes and other obligations owed lender (holder) which are being retired.

Voting Rights. a. If at least one share of Series A Preferred. Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of voting.

Designations, Preferences, Rights and Limitations of Series B Preferred Stock

Designation And Number of Shares 3,000,000 shares of Series B Preferred Stock no par value per share (the “Preferred Stock”), are designated and issued (the “Series B Preferred Stock” or “Series B Preferred Shares “).

Dividends. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors, in its sole discretion.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary’ or involuntary before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combination splits, recapitalizations, and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to holders of the Corporation’s Common Stock.

Conversion and Anti-Dilution. Each share of Series B Preferred Stock shall be convertible at $0.001 per share (the ’’Series B Preferred’’), at any time, and/or from time to time, into the number of shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the price of the Series B Preferred Stock:, divided by the par value  of the Series B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). The holders of the Preferred Stock have not indicated any intent to convert to common shares since to do so would significantly reduce their number of votes at any shareholders meeting. The Company’s common stock has been trading at between $0.0001 and $0.0002 per common share for several years For example, assuming an average price per share of Series B Preferred Stock of $0.00015 per share and a par value of $0.0001 per share for Series B Preferred, each share of Series B Preferred Stock could be convertible into 0.15 shares of Common Stock so that the entire issuance of 3,000,000 Series B Preferred Stock would convert to 450,000 common shares. In the event that the common stock trading price increases substantially and the holders of the Preferred Stock do exercise this conversion option and there are insufficient unissued authorized common shares to accommodate such conversion, then the Company would approve a Director’s Resolution to increase its authorized common shares to accommodate any such conversion. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the name of the person who is the holder of the Series B Preferred Stock unless, the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities law. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificates(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

The Corporation covenants that within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than is authorized by the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

Shares of Series B Preferred Stock anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to ratio established in Section 3.8(a) prior to the reverse split. The conversion ratio of shares of Series B Preferred Stock, however, would increase proportionally in the case of forward splits, and may not be diluted by in reverse split, following a forward split.

Voting Rights.  Each share of Series B Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.

Our President, Max Chin Li holds 2,000,000 Series B Preferred stock, which constitutes 66.67% of total issued and outstanding Series B Preferred stock. The Company’s Series B Preferred stock carries voting rights equal to 80% of any matters requiring a shareholder vote and therefore Mr. Li’s holding provides him with a controlling voting interest both before and after the completion of this offering, including the controlling vote over the election of directors, amendment of governing documents and approval of major corporate transactions. Accordingly, with a total of 14,269,651,015 issued and outstanding common shares at June 30, 2025 Mr. Li’s voting ability is 66.67% of 80% of 14,269,651.015, or 7,610,480,541 votes representing approximately 53.3% of total shareholder voting capacity. If this offering is fully subscribed, the Company’s total issued and outstanding common shares would increase to 17,269,651,015 and Mr. Li’s voting ability would increase to 66.67% of 17,269,651,015 or 9,210,480,541 votes representing the same percentage of approximately 53.3% of the total shareholder voting capacity.

Price. The price of each share of Series B Preferred Stock may he changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at in Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

Lock-Up Restrictions on Conversion. Shares of Series B Preferred Stock may be converted into shares of Common Stock for a period of; a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Saddle Ranch Media, Inc. (“Saddle Ranch Media, Inc.,” “We,” or the “Company”) is offering up to 3,000,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”) at the offering price of $0.00015 per share.

The Common Stock

We are authorized to issue 17,500,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

There were 14,269,651,015 issued and outstanding shares of Common stock as of June 30, 2025.

Preferred Stock

There are 25,000,000 authorized Preferred Shares of which 1,000,000 Series A Preferred shares have been designated and 3,000,000 Series B Preferred shares have been designated.

There were 0 shares of Series A Preferred shares issued and outstanding as of June 30, 2025.

There were 3,000,000 shares of Series B Preferred shares authorized, issued and outstanding as of June 30, 2025.

Each share of Series B Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 80% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by Series B Preferred Stock shall be equal to 80% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders.

Transfer Agent

Our transfer agent is Transfer Online, Inc. 512 E. Salmon Street Portland, OR 97214 503-227-2950 The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months or at least six months in the event we become a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent certified public accountant.

LEGAL MATTERS

Attached to this offering is an Opinion of Counsel , Matheau J. W. Stout Esq, as to his review of this Offering Statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Act of 1933. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

SEMI-ANNUAL CONSOLIDATED

FINANCIAL STATEMENTS

SADDLE RANCH MEDIA, INC.

for the 6 Months Ending

JUNE 30, 2025

SADDLE RANCH MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash	$26,987	$38,879
Inventory	181,731	177,466
Prepaid expenses	3,750	3,150
Total current assets	212,468	219,495
Fixed assets
Equipment, software, vehicle, furniture, at cost	206,005	206,005
Less: accumulated depreciation	(206,005)	(196,243)
	0	9,762
Other non-current assets
Goodwill	3,343,731	3,343,731
Security deposit	2,149	2,149
	3,345,880	3,345,880

Total assets	$3,558,348	$3,575,137

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$953,371	$944,071
Reserve for legal claim	355,978	355,978
Short-term loans and accrued interest	2,766,894	2,205,853
Due to related party	607.666	585,166
	4,683,909	4,091,068
Non-current liabilities
Loans, including accrued interest	1,501,850	1,502,340
Loan payable to affiliate	372,250	372,250
Total loans and accrued interest	1,874,100	1,874,590
Total liabilities	6,558,009	5,965,658

Shareholders’ deficit
Preferred stock: 25,000,000 authorized, no par value of which Series B preferred stock has been designated:
3,000,000 authorized;
3,000,000 issued and outstanding	-	-
Common stock, $0.0001 par value each:
15,000,000,000 authorized; 14,269,651,015 and 14,069,651,015 issued and outstanding at June 30,2025 and December 31,2024, respectively	1,426,965	1,406,965
Additional paid in capital	7,069,387	7,049,387
Treasury stock	1,126,406	1,126,406
Retained earnings (accumulated deficit)	(12,622,419)	(11,973,279)
Shareholders’ deficit	(2,999,661)	(2,390,521)

Total liabilities and shareholders’ deficit	$3,558,348	$3,575,137

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the 3 Months Ended		For the 6 Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue
Sales and license fees	$8,710	$135,123	$32,432	$154,287
Cost of sales	(11,109)	(15,934)	(29,141)	(33,718)
Gross margin	(2,399)	119,189	3,291	120,569

Operating expense
Management compensation	61,500	58,500	121,000	112,500
Other staff costs	96,995	135,513	206,545	206,012
Commissions	-	98,000	-	98,000
Product development	20,370	63	24,390	63
Product marketing and promotion	6,211	14,666	18,171	35,241
Travel	15,932	20,423	27,353	26,831
Legal	7,529	14,951	8,286	68,086
Depreciation	4,576	5,113	9,762	10,226
Other general & administrative	44,012	53,337	143,781	108,497
	257,125	400,566	(559,288)	665,458
Net operating loss	(259,524)	(281,377)	(555,997)	(544,889)

Other income (expense)
Income tax	-	-	(1,714)	-
Increase in reserve for judgement claim	-	-	(350,561)
Interest	(48,073)	(30,924)	(91,429)	(57,894)
	(48,073)	(30,924)	(93,143)	(408,455)

Net loss	$(307,597)	$(312,301)	$(649,140)	$(953,344)

Weighted average common shares outstanding	14,269,651,015	14,019,651,015	14,185,396,580	14,019,651,015

Net loss per share outstanding	$(0.00002)	$(0.00002)	$(0.00005)	$(0.00007)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	6 Months Ended
	June 30, 2025	June 30, 2024
Net cash used in operating activities:
Loss for period	$(649,140)	$(953,344)

Adjustments to reconcile net loss to net cash for non-cash items:
Stock issued for services	20,000	-
Depreciation	9,762	10,226
Increase in reserve for judgement claim	-	350,561

Adjustments to reconcile net loss to cash to net due to changes in current assets and liabilities:
Increase in accounts receivable	-	(8,291)
Decrease (increase) in inventory	(4,265)	(2,033)
Decrease (increase)in prepaid expense	(600)	1,830
Increase (decrease) in accounts payable and
accrued expenses	9,300	(67,754)
Increase in amount due to related party	22,500	45,000

Net cash used in operating activities	(592,443)	(623,805)

Net cash used in investment activities	-	-

Net cash from (used in) financing activities
Proceeds from issuance of common stock	20,000	-
Increase in loans payable and accrued interest	561,041	497,987
Decrease in non-current loans	(490)	(10,080)
	580,551	487,907

Net increase (decrease) in cash	(11,892)	(135,898)

Cash – beginning of period	38,879	165,585

Cash – end of period	$26,987	$29,687

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENT OF RETAINED EARNINGS (STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY (DEFICIT)) FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2025
(Unaudited)

							RETAINED	SHAREHOLDERS
	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	TREASURY	EARNINGS	EQUITY
	NUMBER	AMOUNT	NUMBER	AMOUNT	PAID IN CAPITAL	STOCK	(DEFICIT)	(DEFICIT)
Balance, January 1, 2025	3,000,000	-	14,069,651,015	$1,406,965	$7,049,387	$1,126,406	$(11,973,279)	$(2,390,521)

Stock issued for services	-	-	50,000,000	5,000	-	-	-	5,000

Proceeds from sale of stock	-	-	100,000,000	10,000	10,000	-	-	20,000

Loss for the 3 Months Ended March 31, 2025	-	-	-	-	-	-	-	(341,543)

Balance, March 31, 2025	3,000,000	-	14,219,651,015	$1,421,965	$7,059,387	$1,126,406	$(12,314,822)	$(2,707,064)

Stock issued for services	-	-	50,000,000	5,000	10,000	-	-	15,000

Loss for the 3 Months Ended June 30, 2025	-	-	-	-	-	-	(307,597)	(307,597)

Balance, June 30, 2025	3,000,000	-	14,269,651,015	$1,426,965	$7,069,387	$1,126,406	$(12,622,419)	$(2,999,661)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENT OF RETAINED EARNINGS (STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY (DEFICIT)) FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2024
(Unaudited)

					ADDITIONAL		RETAINED	SHAREHOLDERS
	PREFERRED SHARES		COMMON SHARES		PAID IN	TREASURY	EARNINGS	EQUITY
	NUMBER	AMOUNT	NUMBER	AMOUNT	CAPITAL	STOCK	(DEFICIT)	(DEFICIT)
Balance, January 1, 2024 3,000,000	-	-	14,019,651,015	$1,401,965	$7,044,887	$1,126,406	$(10,405,659)	$(832,901)

Loss for the 3 Months Ended March 31, 2024	-	-	-	-	-	-	(641,043)	(641,043)

Balance, March 31, 2024	3,000,000	-	14,019,651,015	$1,401,965	$7,044,387	$1,126,406	$(11,046,702)	$(1,473,944)

Loss for the 3 Months Ended June 30, 2024	-	-	-	-	-	-	(312,301)	(312,301)

Balance, June 30, 2024	3,000,000	-	14,019,651,015	$1,401,965	$7,044,387	$1,126,406	$(11,359,003)	$(1,786,245)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE 6 MONTHS ENDED JUNE 30, 2025
(Unaudited)

1. The Company’s Organization and Current Operations

The Company was originally formed in the State of Utah on October 7, 1988.

On October 15, 2009, the Company filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

The Company acquired a wholly- owned subsidiary, Tri Cascade, Inc., as of April 1,2017 and issued 100,000,000 of its restricted common shares against the cashless exchange of 100,000,000 common shares of the seller.

The Company’s subsidiary, Tri Cascade, Inc., continues to develop innovative telecom technology products and related devices for direct distribution to both individual consumers and businesses. Tri Cascade Inc. was originally founded in May 2010 in California with an R&D and engineering team located in Taipei, Taiwan. It is focused on developing emerging telecom based networking technologies and solutions. Tri Cascade Inc. has established a strong strategic partnership with Microsoft as a business partner, and has a proven history of creating innovative and cutting-edge products. Building on this knowledge base. Tri Cascade has developed pioneering telecom based technology products for business integrators and consumers. Tri Cascade Inc. has developed various proprietary and customized technological advancements and user interfaces (UI’s) and has registered the trademarks for the “Tri Cascade” logo, tagline and design, together with the trademarks of “Tritom”, “Tri Cascade I.VA” and “VOSIO”.

Tri Cascade, Inc., provides leading-edge 5G solutions and innovation, through its various devices and ONENET Onboarding Platform - certified by Microsoft - for business infrastructure operations. Tri Cascade’s Management Team has extensive years of innovation experience in Energy Efficiency Management, Home Automation, Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey 5G business solution for our business partners and has recently added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is it provide a secure and back-up (“fail safe”) way of obtaining and managing data, utilizing secure cellular connectivity, rather than using less secure and less stable WiFi.

During 2023 Tri Cascade , Inc. developed and launched for direct consumer sale its VOS 5G Dongle, which is the first of its kind in the U.S. as a plug-in portable 5G USB device, with no Wi-Fi necessary, that keeps a user connected to the internet when and where the user needs to be , or acting as a “fail safe” should regular internet connectivity fail — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G Dongle is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. During 2024 Tri Cascade, Inc developed an upgrade to its original dongle called the VISIO x62 dongle, which provides internet download speeds of up to 250 Gbps for high speed global 5G wireless connectivity. This upgraded dongle will be introduced into the marketplace in 2025. Also during 2024, Tri Cascade, Inc developed the VOSIO 5G Router and the GX500C 5G IoT Modem which are also expected to be launched into the marketplace in 2025. The Modem provides 5G failover for networking and provides an easy upgrade to any 5G embedded house.

Increases to authorized share capital

On April 20,2018 the Company increased its authorized common shares of $ 0.0001 par value each from 2.5 billion to 5 billion.

On November 23,2018 the Company further increased its authorized common shares of $ 0.0001 par value each from 5 billion to 7.5 billion. On September 3,2019 the Company further increased its authorized common shares of $ 0.0001 par value each from 7.5 billion to 15 billion.

On July 8, 2024 the Company further increased its authorized common shares of $ 0.0001 par value each from 15 billion to 17.5 billion.

2. Summary of Significant Accounting Policies:

Accounting Treatment Following the Acquisition of TriCascade,Inc.

Following the acquisition of Tri Cascade, Inc., which closed as of April 1,2017 through the cashless exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are being treated as the continuing reporting entity and the prior comparative financial results have been restated accordingly. Accordingly, these consolidated financial reports and been prepared as if Tri Cascade, Inc. is the successor entity regarding the Company’s reporting obligations. Therefore, the consolidated financial statements filed subsequent to this transaction include the historical financial condition, results of operations and cash flows of Tri Cascade, Inc. for all periods presented through and including June 30, 2025.. Accordingly, these condensed consolidated financial statements of the Company include the accounts of Saddle Ranch Media, its subsidiaries Tri Cascade, Inc., from March 22, 2019 its additional subsidiary, Smarthings & Co. and, from October 1, 2023, its 55% ownership of Allied Rich LLC.

Use of estimates in the preparation of financial statements

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash includes demand deposits. At June 30, 2025 and June 30, 2024 none of the Company’s cash balances were in excess of federally insured limits.

Prepaid expense

Prepaid expense at June 30, 2025 and at December 31, 2024 represents the Company’s prepaid OTC Markets subscription fee.

Impairment

The Company’s management periodically reviews for the impairment of its assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be realizable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than it’s carrying amount. With the advent of 5G, management decided to amortize prior product development costs and related goodwill thereon as a conservative approach to the carrying value of the Company’s assets. While the majority of the Company’s prior product development acts as the design and platform on which enhanced 5G products can and will be further developed, it was nevertheless believed prudent to amortize these “non-5G” prior costs at this time.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. Net of depreciation, the remaining balance of fixed assets at June 30, 2025 and December 31, 2024 was $0 and $9,762, respectively.

Non-current Assets

Goodwill $ 3,343,731 – this represents the excess of the cost to acquire Tri Cascade, Inc. over the book value of the net assets acquired at that time and the excess of the cost to acquire the 55% interest in Allied Rich, LLC . over the book value of its net assets

Fair value of financial instruments

The carrying amounts of the Company’s accounts payable, accrued expenses, and notes payable approximate fair value due to their short-term nature.

Income taxes

Under ASC Topic 740, “Income Taxes”, the Company is required to account for its income taxes through the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carry forwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized. At this time, no provision for the payment of income taxes is required on the results of the Company’s operations through June 30, 2025. Accumulated net losses, on a consolidated basis, through June 30, 2025 totaled approximately $12.6 million.

Net Loss per Share

Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings per Share.

Liabilities:

Current:

The Company’s current liabilities include the following:

	June 30,	December 31,
	2025	2024
Accounts payable and accrued expenses	$953,371	$944,071
Reserve for judgement claim	355,978	355,978
Short-term bridge loans, and accrued interest thereon, from Wen-Shone Shiau	2,766,894	2,205,853
Accrued compensation due Max Chin Li, CEO (related party)	607.666	585,166
Current liabilities	$4,683,909	$4,091,068

Short-term unsecured bridge loans from Wen-Shone Shiau carry interest at the rate of 8.5% per annum and consist of loan principal $2,460,500 and accrued interest $301,394 at June 30, 2025 and loan principal $1,995,500 and accrued interest $210,353 at December 31, 2024.

Non-Current :

The Company’s non-current liabilities include the following:

	June 30,	December 31,
	2025	2024
Loans payable, due Taiwan entities/investors:
Due to Yung-Che Fang	$883,046	$883,046
Due to other investors	271,046	271,046
	1,154,092	1,154,092
SBA Disaster Recovery Loan – Tri Cascade, Inc	24,758	25,248
SBA Disaster Recovery Loan- Allied Rich LLC	300,100	300,100
Other loan to Allied Rich LLC	22,900	22,900
Due Roxbury Investments LLC	372,250	372,250
Non-Current liabilities	$1,874,100	$1,874,590

Total liabilities	$6,558,009	$5,965,658

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

SADDLE RANCH MEDIA, INC.

for the Year Ending

DECEMBER 31, 2024

SADDLE RANCH MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash	$38,879	$165,585
Inventory	177,466	189,834
Prepaid expenses	3,150	3,050
Total current assets	219,495	358,469
Fixed assets
Equipment, software, vehicle, furniture, at cost	206,005	206,005
Less: accumulated depreciation	(196,243)	(175,645)
	8,762	30,360
Other non-current assets
Goodwill	3,343,731	3,343,731
Security deposit	2,149	2,149
	3,345,880	3,345,880

Total assets	$3,575,137	$3,734,709

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,300,049	$1,042,946
Short-term loans and accrued interest	2,205,853	1,144,680
Due to related party	585.166	495,166
	4,091,068	2,682,792
Non-current liabilities
Loans, including accrued interest	1,502,340	1,502,568
Loan payable to affiliate	372,250	372,250
Total loans and accrued interest	1,874,590	1,884,818
Total liabilities	5,965,658	4,567,610

Shareholders’ deficit
Preferred stock: 25,000,000 authorized, no par value of which Series B preferred stock has been designated:
3,000,000 authorized;
3,000,000 issued and outstanding	-	-
Common stock, $0.0001 par value each:
17,500,000,000 authorized; 14,069,651.015 and 14,019,651,015 issued and outstanding at December 31,2024 and December 31,2023, respectively	1,406,965	1,401,965
Additional paid in capital	7,049,387	7,044,387
Treasury stock	1,126,406	1,126,406
Retained earnings (accumulated deficit)	(11,973,279)	(10,405,659)
Shareholders’ deficit	(2,390,521)	(832,901)
Total liabilities and shareholders’ deficit	$3,575,137	$3,734,709

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31, 2024	December 31, 2023
Revenue
Sales and license fees	$235,309	$134,890
Cost of sales	(91,826)	(23,566)
Gross margin	143,483	111,324

Operating expenses
Management compensation	234,000	237,000
Other staff costs	345,394	310,256
Commission	105,470	65,000
Product development	42,130	64,206
Product marketing and promotion	100,548	22,717
Travel	48,197	40,240
Legal	104,002	64,649
Depreciation	20,598	19,652
Other general & administrative	218,971	344,633
	1,219,310	1,168,353
Net operating loss	(1,075,827)	(1,057,029)

Other income (expense)
Income tax	(2,685)	(20,000)
Reserve for judgement claim	(350,561)	(5,417)
Debt extinguishment	-	43,609
Interest (net)	(138,547)	(92,410)
	(491,793)	(74,218)

Net loss	$(1,567,620)	$(1,130,887)

Weighted average common shares outstanding	14,023,612,749	12,661,020,863

Net loss per share outstanding	$(0.00011)	$(0.00009)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31, 2024	December 31, 2023
Net cash used in operating activities:
Loss for period	$(1,567,620)	$(1,130,887)

Adjustments to reconcile net loss to net cash for non-cash items:
Stock issued for services	10,000	20,000
Depreciation	20,598	19,652
Increase in reserve for judgement claim	350,561	5,417
Debt extinguishment	-	(43,609)

Adjustments to reconcile net loss to cash to net due to changes in current assets and liabilities:
Decrease (increase) in inventory	12,368	(104,870)
Decrease (increase) in prepaid expense	(100)	75
Recovery of letter of credit deposit	-	50,000
Increase (decrease) in accounts payable and accrued expenses	(103,685)	(72,877)
Increase in amount due to related party	90,000	90,000

Net cash used in operating activities	(1,187,879)	(1,167,099)

Net cash used in investment activities	-	-

Net cash from financing activities
Proceeds from issuance of common stock	-	400,000
Increase in loans payable and accrued interest	1,061,173	885,134
	1,061,173	1,285,134

Net increase (decrease) in cash	(126,706)	118,035

Cash – beginning of year	165,585	47,550

Cash – end of year	$38,879	$165,585

Supplemental information not involving cash transactions:
Acquisition of 55% interest in Allied Rich LLC	$-	$412,500
Increase in Issued Share Capital	-	(82,500)
Increase in Additional Paid-In Capital	-	(330,000)
Increase in Goodwiil from Allied Rich LLC acquisition	-	231,450
Increase in non-current loans	-	(231,450)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENT OF RETAINED EARNINGS (STATEMENT OF CHANGES
IN SHAREHOLDERS’ EQUITY (DEFICIT)) FOR THE YEAR ENDED DECEMBER 31, 2024
(Unaudited)

							RETAINED EARNINGS
	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	TREASURY	(ACCUMULATED	SHAREHOLDERS’
	NUMBER	AMOUNT	NUMBER	AMOUNT	PAID IN CAPITAL	STOCK	DEFICIT)	EQUITY (DEFICIT)
Balance, January 1, 2024	3,000,000	-	14,019,651,015	$1,401,965	$7,044,387	$1,126,406	$(10,405,659)	$(832,901)

Stock issued for services	-	-	50,000,000	5,000	5,000	-	-	10,000

Loss for the Year ended December 31, 2024	-	-	-	-	-	-	-	(1,567,620)

Balance, December 31, 2024	3,000,000	-	14,069,651,015	$1,406,965	$7,049,387	$1,126,406	$(11,973,279)	$(2,390,521)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED STATEMENT OF RETAINED EARNINGS (STATEMENT OF CHANGES
IN SHAREHOLDERS’ EQUITY (DEFICIT)) FOR THE YEAR ENDED DECEMBER 31, 2023
(Unaudited)

							RETAINED EARNINGS
	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	TREASURY	(ACCUMULATED)	SHAREHOLDERS’
	NUMBER	AMOUNT	NUMBER	AMOUNT	PAID IN CAPITAL	STOCK	(DEFICIT)	EQUITY (DEFICIT)
Balance, January 1, 2023	3,000,000	-	11,469,651,015	$1,146,965	$6,466,887	$1,126,406	$(9,274,772)	$(534,514)

Stock issued for cash re:
Regulation A offering	-	-	1 600,000,000	160,000	240,000	-	-	400,000

Stock issued for services	-	-	125,000,000	12,500	7,500	-	-	20,000

Stock issued to acquire 55% Interest in Allied Rich LLC	-	-	825,000,000	82,500	330,000	-	-	412,500

Loss for the Year ended December 31, 2023	-	-	-	-	-	-	(1,130,887)	(1,130,887)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2024
(Unaudited)

1. The Company’s Organization and Current Operations

The Company was originally formed in the State of Utah on October 7, 1988.

On October 15, 2009, the Company filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

The Company acquired a wholly- owned subsidiary, Tri Cascade, Inc., as of April 1,2017 and issued 100,000,000 of its restricted common shares against the cashless exchange of 100,000,000 common shares of the seller.

The Company’s subsidiary, Tri Cascade, Inc., continues to develop innovative telecom technology products and related devices for direct distribution to both individual consumers and businesses. Tri Cascade Inc. was originally founded in May 2010 in California with an R&D and engineering team located in Taipei, Taiwan. It is focused on developing emerging telecom based networking technologies and solutions. Tri Cascade Inc. has established a strong strategic partnership with Microsoft as a business partner, and has a proven history of creating innovative and cutting-edge products. Building on this knowledge base. Tri Cascade has developed pioneering telecom based technology products for business integrators and consumers. Tri Cascade Inc. has developed various proprietary and customized technological advancements and user interfaces (UI’s) and has registered the trademarks for the “Tri Cascade” logo, tagline and design, together with the trademarks of “Tritom”, “Tri Cascade I.VA” and “VOSIO”.

Tri Cascade, Inc., provides leading-edge 5G solutions and innovation, through its various devices and ONENET Onboarding Platform - certified by Microsoft - for business infrastructure operations. Tri Cascade’s Management Team has extensive years of innovation experience in Energy Efficiency Management, Home Automation, Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey 5G business solution for our business partners and has recently added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is it provide a secure and back-up (“fail safe”) way of obtaining and managing data, utilizing secure cellular connectivity, rather than using less secure and less stable WiFi.

During 2023 Tri Cascade , Inc. developed and launched for direct consumer sale its VOS 5G Dongle, which is the first of its kind in the U.S. as a plug-in portable 5G USB device, with no Wi-Fi necessary, that keeps a user connected to the internet when and where the user needs to be , or acting as a “fail safe” should regular internet connectivity fail — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G Dongle is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. During 2024 Tri Cascade, Inc developed an upgrade to its original dongle called the VISIO x62 dongle, which provides internet download speeds of up to 250 Gbps for high speed global 5G wireless connectivity. This upgraded dongle will be introduced into the marketplace ion 2025. Also during 2024, Tri Cascade, Inc developed the VOSIO 5G Router and the GX500C 5G IoT Modem which are also expected to be launched into the marketplace in 2025. The Modem provides 5G failover for networking and provides an easy upgrade to any 5G embedded house.

Increases to authorized share capital

On April 20, 2018 the Company increased its authorized common shares of $ 0.0001 par value each from 2.5 billion to 5 billion.

On November 23, 2018 the Company further increased its authorized common shares of $ 0.0001 par value each from 5 billion to 7.5 billion.

On September 3, 2019 the Company further increased its authorized common shares of $ 0.0001 par value each from 7.5 billion to 15 billion.

On July 8, 2024 the Company further increased its authorized common shares of $ 0.0001 par value each from 15 billion to 17.5 billion.

2. Summary of Significant Accounting Policies:

Accounting Treatment Following the Acquisition of TriCascade, Inc.

Following the acquisition of Tri Cascade, Inc., which closed as of April 1, 2017 through the cashless exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are being treated as the continuing reporting entity and the prior comparative financial results have been restated accordingly. Accordingly, these consolidated financial reports and been prepared as if Tri Cascade, Inc. is the successor entity regarding the Company’s reporting obligations. Therefore, the consolidated financial statements filed subsequent to this transaction include the historical financial condition, results of operations and cash flows of Tri Cascade, Inc. for all periods presented through and including December 31, 2024. Accordingly, these condensed consolidated financial statements of the Company include the accounts of Saddle Ranch Media, its subsidiaries Tri Cascade, Inc., from March 22, 2019 its additional subsidiary, Smarthings & Co. and, from October 1, 2023, its 55% ownership of Allied Rich LLC.

Use of estimates in the preparation of financial statements

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash includes demand deposits. At December 31, 2024 and December 31, 2023 none of the Company’s cash balances were in excess of federally insured limits.

Prepaid expense

Prepaid expense at December 31, 2024 and at December 31, 2023 represents the Company’s prepaid OTC Markets subscription fee.

Impairment

The Company’s management periodically reviews for the impairment of its assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be realizable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than it’s carrying amount. With the advent of 5G, management decided to amortize prior product development costs and related goodwill thereon as a conservative approach to the carrying value of the Company’s assets. While the majority of the Company’s prior product development acts as the design and platform on which enhanced 5G products can and will be further developed, it was nevertheless believed prudent to amortize these “non-5G” prior costs at this time.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. Net of depreciation, the remaining balance of fixed assets at December 31, 2024 and December 31, 2023 was $8,762 and $30,360, respectively.

Non-current Assets

Goodwill $ 3,343,731 – this represents the excess of the cost to acquire Tri Cascade, Inc. over the book value of the net assets acquired at that time and the excess of the cost to acquire the 55% interest in Allied Rich, LLC . over the book value of its net assets

Fair value of financial instruments

The carrying amounts of the Company’s accounts payable, accrued expenses, and notes payable approximate fair value due to their short-term nature.

Income taxes

Under ASC Topic 740, “Income Taxes”, the Company is required to account for its income taxes through the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carry forwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized. At this time, no provision for the payment of income taxes is required on the results of the Company’s operations through December 31, 2024. Accumulated net losses, on a consolidated basis, through December 31, 2024 totaled approximately $12 million.

Net Loss per Share

Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings per Share.

Liabilities:

Current:

The Company’s current liabilities include the following:

	December 31,	December 31,
	2024	2023
Accounts payable and accrued expenses	$944,071	$1,037,529
Reserve for judgement claim	355,978	5,417
Short-term bridge loans, and accrued interest thereon, from Wen-Shone Shiau	2,205,853	1,144,680
Accrued compensation due Max Chin Li, CEO (related party)	585,166	495,166
Current liabilities	$4,091,068	$2,682,792

Short-term unsecured bridge loans from Wen-Shone Shiau carry interest at the rate of 8.5% per annum and consist of loan principal $ 1,995,500 and accrued interest $ 210,353 at December 31, 2024 and loan principal $1,066,500 and accrued interest $78,180 at December 31, 2023.

Non-Current :

The Company’s non-current liabilities include the following:

	December 31,	December 31,
	2024	2023
Loans payable, due Taiwan entities/investors:
Due to Yung-Che Fang	$883,046	$883,046
Due to other investors	271,046	280,818
	1,154,092	1,163,864
SBA Disaster Recovery Loan – Tri Cascade, Inc	25,248	25,704
SBA Disaster Recovery Loan- Allied Rich LLC	300,100	300,100
Other loan to Allied Rich LLC	22,900	22,900
Due Roxbury Investments LLC	372,250	372,250
Non-Current liabilities	$1,874,590	$1,884,818

Total liabilities	$5,965,658	$4,489,315

3. Going Concern

Because the Company is presently (and has been) a developing telecom technology business, it has not been able to commence to create meaningful revenue until 2023. The Company has historically incurred losses since inception. There can be no assurance that the Company can reach, or will reach, profitability. Unless continued significant additional cash flows are raised by the Company (primarily from short-term bridge loans from Wen-Shone Shiau and from the sale of its common stock through Regulation A offerings), the Company could be in jeopardy of continuing operations. The Company continues to strive to generate significant revenue and improved cash flow, and has additionally received the assurance of continued short-term funding from Wen-Shone Shiau. No reserve has been made at this point in the event that the Company is not able to sustain operations or if short-term bridge financing is no longer provided.

4. Employee Stock Options

In recognition of the services provided by the key employees of the Company and of its subsidiary, Tri Cascade, Inc. and to provide an incentive to maximize the Company’s long term future revenue and shareholders’ value, the Company’s Board of Directors approved the issuance of stock options to such key employees on a total of 500,000,000 common shares, exercisable at $0.0005 per share, of which 200,000,000 common shares are exercisable after March 15, 2025 and 300,000,000 common shares are exercisable after May 26, 2025.

In addition, on March 27, 2024 the Company approved a stock option to Wen-Shone Shiau of 150,000,000 common shares exercisable at $0.0002 per share at any time after April 1, 2025 until its expiration on March 31, 2027.

5. Subsequent Events

Subsequent to December 31, 2024, and through the date of this filing, the Company received $200,000 as an additional short-term bridge loan from Wen-Shone Shiau to support the Company’s ongoing working capital needs.

On January 17, 2024 a Jury trial was commenced at the Superior Court of the State of California, County of Orange, and lasted through January 26, 2024, relating to an alleged employee wrongful termination. By Tri Cascade, Inc. The Jury found in favor of the Plaintiff in certain aspects of her complaint and awarded damages in her favor totaling $355,978. A Judgement to that effect was issued on February 14, 2024. On May 10, 2024 the Company filed a Motion of Appeal and, while not agreeing or accepting the Judgement, the Company has reserved the additional amount of $350,561 as an “Other Expense” in its consolidated statement of income for the 9 months ended September 30, 2024 and reflects a reserve for judgement claim of $355,978 in current liabilities on its consolidated balance sheet at September 30, 2024. The Company has filed an Appeal against this judgement. Notwithstanding the foregoing the parties in the action have entered into negotiations to potentially settle the entire judgement with the lump sum payment of $250,000. At the date of this filing however, a written settlement has not been signed and the matter is therefore continuing.

On August 5, 2024 the Company filed a proposed Regulation A offering with the SEC to raise up to $450,000 in equity capital from the issuance of 3,000,000,000 common shares at a strike price of $0.00015 per share. Proceeds from the offering will be used to support working capital, the cost for new product certifications and the cost to settle the judgement, noted above. At the date of this filing the SEC has provided its comments on this filing , and an amended filing is therefore required before the SEC can qualify this proposed offering.

Subsequent to December 31, 2024 the Company issued a total of 50,000,000 restricted common shares of the Company for consulting services rendered and provided to Tri Cascade, Inc.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Amended Articles of Incorporation(1)
2.2	Certificate of Designation of Series A Preferred Stock(1)
2.3	Certificate of Designation of Series B Preferred Stock(1)
2.4	Bylaws(1)
4.1	Subscription Agreement*
6.1	Incentive Stock Option Plan(1)
6.2	Management Stock Bonus Plan(1)
6.3	Performance Bonus Plan(1)
6.4	Saviant Agreement(1)
6.5	Indemnification Agreement Max Chin Li(1)
6.6	Indemnification Agreement Alan Bailey(1)
6.7	Employment Agreement Max Chin Li
6.8	Employment Agreement Alan James Bailey
7.1	Amendment to the Company’s Articles of Incorporation
12.1	Opinion of Legal Counsel.*

*	Filed herewith

(1)	Incorporated by reference to Form 1-A filed July 9, 2018

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on September 11, 2025.

Saddle Ranch Media, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Alan J. Bailey

Alan J. Bailey
Chief Financial Officer and Director September 11, 2025

By: /s/ Max Chin Li
Max Chin Li
President and Director September 11, 2025

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By: /s/ Alan J. Bailey

Alan J. Bailey
Chief Financial Officer and Director September 11, 2025

By: /s/ Alan J. Bailey

Alan J. Bailey
Principal Financial Officer, Principal Accounting Officer September 11, 2025

By: /s/ Max Chin Li

Max Chin Li
President and Director September 11, 2025